Exhibit 10.1

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement of EnderbyWorks, LLC., a Delaware limited liability company (the “Company”), is entered into as of July 6, 2021 (the “Effective Date”) by and among the Company, Enderby Entertainment, Inc., a California corporation whose principal place of business is 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California 90210 (“EEI”), and CurrencyWorks USA, Inc., a Nevada corporation whose principal place of business is 561 Indiana Court, Los Angeles, CA 90291 (“CWI”).

RECITALS

WHEREAS, the Company shall be formed under the laws of the State of Delaware by the filing of a Certificate of Formation (the “Certificate of Formation”) with the Secretary of State of Delaware (the “Secretary of State”) for the purposes set forth in Section 2.05 of this Agreement; and

WHEREAS, the Members wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Company which shall be on an equal basis notwithstanding the Members’ respective Membership Interests.

WHEREAS, the Members intend the Company to engage in certain transactions from time to time with each of the Members or their Affiliates on terms set forth herein or to be negotiated in good faith in the future.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Additional Capital Contributions” has the meaning set forth in Section 3.02(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount that such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of, or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“BBA” means the Bipartisan Budget Act of 2015.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by unanimous consent of the Managers in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined by the Members, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest; and

(iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d) provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Managers unanimously and reasonably determine that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(e) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(f) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 7.06(a).

“Business” has the meaning set forth in Section 2.05(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Certificate of Formation” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 6.02(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2), substituting the term “Company” for the term “partnership” as the context requires.

“Confidential Information” has the meaning set forth in Section 12.03(a).

“Contributing Member” has the meaning set forth in Section 3.02(b).

“Covered Person” has the meaning set forth in Section 8.01(a).

“Cram-Down Contribution” has the meaning set forth in Section 3.02(c).

“Default Amount” has the meaning set forth in Section 3.02(b).

“Default Loan” has the meaning set forth in Section 3.02(b).

“Default Rate” has the meaning set forth in Section 3.02(b).

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined jointly by the Members.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Budget” has the meaning set forth in Section 7.06(a).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Losses” has the meaning set forth in Section 8.03(a).

“Managers” means, those individuals who have been designated or become the Managers pursuant to the terms of this Agreement.

“Member” has the meaning set forth in the preamble and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Member” for the term “partner” as the context requires.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s right (a) to its distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to its distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act. The Membership Interest of each Member shall be expressed as a percentage interest and shall be the same proportion that such Member’s total Capital Contribution bears to the total Capital Contributions of all Members/as set forth on Schedule A.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(I) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“Non-Contributing Member” has the meaning set forth in Section 3.02(b).

“Non-Managers” means at any time the Member that is not the Managers.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.03.

“Permitted Transfer” means a Transfer of Membership Interests carried out pursuant to Section 9.02.

“Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Related Party Agreement” means any agreement, arrangement or understanding between the Company and any Member or any Affiliate of a Member or any officer or employee of the Company, as such agreement may be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Revised Partnership Audit Rules” has the meaning set forth in Section 10.04(c).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Tax Matters Representative” has the meaning set forth in Section 10.04(a).

“Taxing Authority” has the meaning set forth in Section 6.02(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Membership Interests owned by a Person or any interest (including a beneficial interest or any direct or indirect economic or voting interest) in any Membership Interests owned by a Person; provided that none of an issuance, disposition, redemption or repurchase of any equity securities in the ultimate parent entity of a Member shall be deemed to be a Transfer of Membership Interests, including by means of a disposition of equity interests in a Member or in a Person that directly or indirectly holds any equity interests in a Member. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Termination for Cause” shall be deemed to occur, for any of the following reasons: (1) the Manager commits any illegal act which materially and adversely affects the business of the Company or any of its Affiliates, or which involves acts of theft, fraud, misappropriation of funds, embezzlement, moral turpitude or similar conduct; (2) the Manager engages in serious misconduct which is material to the Manager’s performance of the Manager’s duties and obligations for the Company; or (3) the Manager violates any confidentiality, non-solicitation or other covenants in this Agreement or in any other agreement entered into between the Manager and the Company or any of its Affiliates.

“Withholding Advances” has the meaning set forth in Section 6.02(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II

Organization

Section 2.01 Formation.

(a) The Company was formed pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State.

(b) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “EnderbyWorks, LLC” or such other name or names as may be designated by the unanimous consent of the Members; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

Section 2.03 Principal Office. The principal office of the Company is located at 561 Indiana Court, Los Angeles, CA 90291, or such other place as may from time to time be determined by the Managers. The Managers shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Managers may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Managers may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purposes of the Company are to engage in (i) the distribution of entertainment properties in film, television, and/or new media properties, including as non-fungible tokens (NFTs), through all available content distribution channels (the “Business”) and (ii) any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

ARTICLE III

Capital Contributions; Capital Accounts

Section 3.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement, each Member has made an initial Capital Contribution and is deemed to own Membership Interests in the amounts set forth opposite such Member’s name on Schedule A attached hereto. The Managers shall update Schedule A upon the issuance or Transfer of any Membership Interests to any new or existing Member in accordance with this Agreement.

Section 3.02 Additional Capital Contributions.

(a) In addition to the Initial Capital Contributions of the Members, the Members shall make additional Capital Contributions in cash, in proportion to their respective Membership Interests, as determined by the unanimous consent of the Managers from time to time to be reasonably necessary to pay any operating, capital or other expenses relating to the Business (such additional Capital Contributions, the “Additional Capital Contributions”), provided, that such Additional Capital Contributions shall not exceed the corresponding amounts expressly provided for in the then-current Budget, as it may be amended from time to time in accordance with Section 7.06(b). Upon the Managers unanimously making such determination for Additional Capital Contributions, the Managers shall deliver a written notice to the Members of the Company’s need for Additional Capital Contributions, which notice shall specify in reasonable detail (i) the purpose for such Additional Capital Contributions, (ii) the aggregate amount of such Additional Capital Contributions, (iii) each Member’s share of such aggregate amount of Additional Capital Contributions based upon such Member’s Membership Interest, and (iv) the date (which date shall not be less than five (5) Business Days from the date that such notice is given) on which such Additional Capital Contributions shall be required to be made by the Members.

(b) If any Member shall fail to timely make, or notifies the other Member that it shall not make, all or any portion of any Additional Capital Contribution which such Member is obligated to make under Section 3.02(a), then such Member shall be deemed to be a “Non-Contributing Member”. The non-defaulting Member (the “Contributing Member”) shall be entitled, but not obligated, to loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Default Amount”) that the Non-Contributing Member failed to contribute to the Company (each such loan, a “Default Loan”), provided, that such Contributing Member shall have contributed to the Company its pro rata share of the applicable Additional Capital Contribution. Such Default Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Default Loan shall bear interest (compounded monthly on the first day of each calendar month) on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the lesser of (i) 5% per annum or (ii) the maximum rate permitted at law (the “Default Rate”). Default Loans shall be repaid out of the distributions that would otherwise be made to the Non-Contributing Member under ARTICLE VI or ARTICLE XII, as more fully provided for in Section 3.02(d). So long as a Default Loan is outstanding, the Non-Contributing Member shall have the right to repay the Default Loan (together with interest then due and owing) in whole or in part. Upon the repayment in full of all Default Loans (but not upon their conversion as provided in Section 3.02(c)) made in respect of a Non-Contributing Member (and so long as the Non-Contributing Member is not otherwise a Non-Contributing Member), such Non-Contributing Member shall cease to be a Non-Contributing Member.

(c) At any time after six (6) months after a Default Loan is made, at the option of the Contributing Member, (i) such Default Loan shall be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the principal and unpaid interest on such Default Loan pursuant to this Section 3.02(c), (ii) the Non-Contributing Member shall be deemed to have received a distribution, pursuant to ARTICLE VI, of an amount equal to the principal and unpaid interest on such Default Loan, (iii) such distribution shall be deemed paid to the Contributing Member in repayment of the Default Loan, (iv) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution (a “Cram-Down Contribution”), and (v) the Contributing Member’s Capital Account shall be increased by, and the Non-Contributing Member’s Capital Account shall be decreased by, an amount equal to the principal and unpaid interest on such Default Loan. A Cram-Down Contribution shall be deemed an Additional Capital Contribution by the Contributing Member making (or deemed making) such Cram-Down Contribution as of the date such Cram-Down Contribution is made or the date on which such Default Loan is converted to a Cram-Down Contribution. At the time of a Cram-Down Contribution, the Membership Interest of the Contributing Member shall be increased proportionally by the amount of such contribution, thereby diluting the Membership Interest of the Non-Contributing Member. Once a Cram-Down Contribution has been made (or deemed made), no subsequent payment or tender in respect of the Cram-Down Contribution shall affect the Membership Interests of the Members, as adjusted in accordance with this Section 3.02(c).

(d) Notwithstanding any other provisions of this Agreement, any amount that otherwise would be paid or distributed to a Non-Contributing Member pursuant to ARTICLE VI shall not be paid to the Non-Contributing Member but shall be deemed paid and applied on behalf of such Non-Contributing Member (i) first, to accrued and unpaid interest on all Default Loans (in the order of their original maturity date), (ii) second to the principal amount of such Default Loans (in the order of their original maturity date) and (iii) third, to any Additional Capital Contribution of such Non-Contributing Member that has not been paid and is not deemed to have been paid.

(e) Notwithstanding the foregoing, if a Non-Contributing Member fails to make its Additional Capital Contribution in accordance with Section 3.02(a), without limitation of any other available rights or remedies that may be available, the Contributing Member may:

(i) institute proceedings against the Non-Contributing Member, either in the Contributing Member’s own name or on behalf of the Company, to obtain payment of the Non-Contributing Member’s portion of the Additional Capital Contributions, together with interest thereon at the Default Rate from the date that such Additional Capital Contribution was due until the date that such Additional Capital Contribution is made, at the cost and expense of the Non-Contributing Member; or

(ii) elect to dissolve and liquidate the Company pursuant to ARTICLE XII.

(f) If a Member is characterized as a Non-Contributing Member, then, so long as the Member remains a Non-Contributing Member, it shall forfeit and no longer be entitled to any consent or voting rights granted in this Agreement.

(g) Except as set forth in this Section 3.02, neither Member shall be required to make additional Capital Contributions or make loans to the Company.

Section 3.03 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions, including such Member’s initial Capital Contribution and any Additional Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to ARTICLE V; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property distributed to such Member pursuant to ARTICLE VI and Section 11.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to ARTICLE V; and

(iii) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

Section 3.04 Succession Upon Transfer. In the event that any Membership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Membership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to ARTICLE V, ARTICLE VI and ARTICLE XI in respect of such Membership Interests.

Section 3.05 Negative Capital Accounts. In the event that any Member shall have a deficit balance in its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation of the Company, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts. No Member shall be entitled to withdraw any part of its Capital Account or to receive any distribution from the Company, except as otherwise provided in this Agreement. No Member, including the Managers, shall receive any interest, salary, management or service fees or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any distributions to any Members, in liquidation or otherwise.

Section 3.07 Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member’s Capital Account, other than to the extent provided in Section 3.02(c) and Section 3.03(a)(iii), if applicable.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Managers determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Managers may authorize such modifications.

ARTICLE IV

Members

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with the issuance of Membership Interests by the Company, subject to compliance with the provisions of Section 7.02(d), and (ii) in connection with a Transfer of Membership Interests, subject to compliance with the provisions of ARTICLE IX, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Membership Interests, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement. Upon the amendment of Schedule A of the Agreement by the Managers and the satisfaction of any other applicable conditions, including the receipt by the Company of payment for the issuance of Membership Interests, such Person shall be admitted as a Member and deemed listed as such on the books and records of the Company. The Managers shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 3.03.

(c) Any Member who proposes to Transfer its Membership Interest (or any portion thereof) shall (i) be responsible for the payment of expenses incurred by it in connection with such Transfer, whether or not consummated, and (ii) except in connection with a Transfer pursuant to Section 9.02, reimburse the Company and the other Member for all reasonable expenses (including reasonable attorneys’ fees and expenses) incurred by or on behalf of the Company or such other Member in connection with such proposed Transfer, whether or not consummated; provided, however, that in the event that both Members Transfer their Membership Interests (or any portion thereof) in connection with such Transfer, each Member shall only be responsible to reimburse the Company for its pro rata portion (based on such Member’s portion of the total Membership Interests Transferred) of the Company’s expenses incurred in connection with such Transfer.

Section 4.02 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.03 No Withdrawal. So long as a Member continues to hold any Membership Interests, such Member shall not have the ability to withdraw or resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Membership Interests, such Person shall no longer be a Member. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act.

Section 4.04 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Section 4.05 Certification of Membership Interests.

(a) The Managers may, but shall not be required to, issue certificates to the Members representing the Membership Interests held by such Member.

(b) If the Managers shall issue certificates representing Membership Interests in accordance with Section 4.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Membership Interests shall bear a legend substantially in the following form:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

ARTICLE V

Allocations

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Company shall be allocated among the Members equally on a 50%/50% basis, and not in accordance with their respective Membership Interests.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions shall be allocated to the Members in accordance with their Membership Interests.

(d) In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e) The allocations set forth in paragraphs (a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a) Subject to Section 5.03(b), Section 5.03(c) and Section 5.03(d), all income, gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method with curative allocations of Treasury Regulations Section 1.704-3(c), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Managers taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, distributions or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Membership Interests. In the event of a Transfer of Membership Interests during any Fiscal Year made in compliance with the provisions of ARTICLE IX, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Membership Interests for such Fiscal Year shall be determined using the interim closing of the books method.

Section 5.05 Members’ Share Equally In All Proceeds of the Company. Notwithstanding any other provision herein and notwithstanding the Members’ respective Membership Interests, the Members agree that all profits, losses, and other proceeds distributable to the Members, including in the event of a sale or other transaction of the Company, the Members shall share equally on a 50%/50% basis in all such financial aspects of the Company.

ARTICLE VI

Distributions

Section 6.01 Distributions of Cash Flow and Capital Proceeds.

(a) Any available cash of the Company, after allowance for payment of all Company obligations then due and payable, including debt service and operating expenses and for such reasonable reserves as the Managers may agree upon shall be distributed to the Members, on at least a quarterly basis, equally on a 50%/50% basis and not in accordance with their respective Membership Interests.

(b) If a Member has (i) an unpaid Additional Capital Contribution that is overdue and/or (ii) an outstanding Default Loan due to another Member, any amount that otherwise would be distributed to such Member pursuant to Section 6.01(a) or ARTICLE XII (up to the amount of such Additional Capital Contribution or outstanding Default Loan, together with interest accrued thereon) shall not be paid to such Member but shall be deemed distributed to such Member and applied on behalf of such Member pursuant to Section 3.02(d).

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any distribution to Members if such distribution would violate § 18-607 of the Delaware Act or other Applicable Law or if such distribution is prohibited by the LLC’s then-applicable debt-financing agreements.

Section 6.02 Tax Withholding; Withholding Advances.

(a) Tax Withholding. Each Member agrees to furnish the Company with any representations and forms as shall be reasonably requested by the Managers to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have.

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Representative based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Company of income or gain to such Member and to withhold the same from distributions to such Member. Any funds withheld from a distribution by reason of this Section 6.02(b) shall nonetheless be deemed distributed to the Member in question for all purposes under this Agreement.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Member’s Capital Account if the Managers shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Managers, be repaid by reducing the amount of the next succeeding distribution or distributions to be made to such Member (which reduction amount shall be deemed to have been distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Managers shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties that may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts distributable or allocable to such Member. The provisions of this Section 6.02(d) and the obligations of a Member pursuant to Section 6.02(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Membership Interests. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 6.02, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding. Neither the Company nor the Managers shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 6.03 Distributions in Kind.

(a) The Managers is hereby authorized, as it may reasonably determine, to make distributions to the Members in the form of securities or other property held by the Company. In any non-cash distribution, the securities or property so distributed will be distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be distributed among the Members pursuant to Section 6.01.

(b) Any distribution of securities shall be subject to such conditions and restrictions as the Managers determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Managers may require that the Members execute and deliver such documents as the Managers may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Section 6.04 Payment to Members for Services Provided to the Company . From time to time, as agreed to by the Managers, each of the Members, together or separately, may provide services to the Company, such as marketing or technology services. The Members agree that, in such a situation, each of the Members shall be paid for the performance of any such services based on its cost, and such payment shall be separate and apart from any distributions to which either Member may be entitled under this Agreement.

ARTICLE VII

Management

Section 7.01 Management of the Company. The business and affairs of the Company shall be managed by the Managers. The Company shall have two (2) Managers, one of which shall be appointed by EEI and the other shall be appointed by CWI, who are designated on Schedule B attached hereto and incorporated herein. Subject to the provisions of Section 7.02, the Managers shall have full and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Company set forth in Section 2.05; provided, that the Managers shall manage the Company in accordance with the Budget. The actions of the Managers taken in accordance with the provisions of this Agreement shall bind the Company. No other Member of the Company shall have any authority or right to act on behalf of or bind the Company, unless otherwise provided herein or unless specifically authorized by the Managers pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Managers. In the event of a dispute over any decision between the Managers that results in a deadlock, the Manager or Member with the most expertise in the matter shall make the final decision (the “Deadlock Resolution Provision”). Except with respect to the matters set forth in Section 7.02 which shall, in all events, require the unanimous approval of the Members, the Deadlock Resolution Provision shall apply to any and all deadlocks of the Members and/or the Managers, including, with respect to any matters set forth herein that require the unanimous approval or all the Members and/or Managers. In any vote that requires a vote of the Members that does not require unanimous consent, the Members agree that such vote shall be based on one vote for each of the Members and not based on each Member’s Membership Interest.

Section 7.02 Actions Requiring Approval of Members. Without the unanimous written approval of all Members, the Company shall not, and shall not enter into any commitment to:

(a) Amend, modify or waive the Certificate of Formation or this Agreement; provided that the Managers may, without the consent of the other Member, amend Schedule A following any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement;

(b) Make any material change to the nature of the Business conducted by the Company or enter into any business other than the Business;

(c) Issue additional Membership Interests or admit additional Members to the Company;

(d) Incur any indebtedness, pledge or grant liens on any assets or guarantee, assume, endorse or otherwise become responsible for the obligations of any other Person, except to the extent approved or authorized in the Budget;

(e) Make any loan, advance or capital contribution in any Person, except to the extent approved or authorized in the Budget;

(f) Appoint or remove the Company’s auditors or make any changes in the accounting methods or policies of the Company (other than as required by GAAP);

(g) Enter into, amend in any material respect, waive or terminate any Related Party Agreement other than the entry into a Related Party Agreement that is on an arm’s length basis and on terms no less favorable to the Company than those that could be obtained from an unaffiliated third party;

(h) Enter into or effect any transaction or series of related transactions involving the purchase, lease, license, exchange or other acquisition (including by merger, consolidation, acquisition of stock or acquisition of assets) by the Company of any assets and/or equity interests of any Person, other than in the ordinary course of business consistent with past practice;

(i) Enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange or other disposition (including by merger, consolidation, sale of stock or sale of assets) by the Company of any assets, other than sales of inventory in the ordinary course of business consistent with past practice;

(j) Initiate or consummate an initial public offering or make a public offering and sale of the Membership Interests or any other securities; or

(k) Dissolve, wind-up or liquidate the Company or initiate a bankruptcy proceeding involving the Company.

Section 7.03 Officers. The Managers may appoint individuals as officers of the Company (the “Officers”) as it deems necessary or desirable to carry on the business of the Company and the Managers may delegate to such Officers such power and authority as the Managers deems advisable. No Officer need be a Member of the Company. Any individual may hold two or more offices of the Company. Each Officer shall hold office until his successor is designated by the Managers or until his earlier death, resignation or removal. Any Officer may resign at any time on written notice to the Managers. Any Officer may be removed by the Managers with or without cause at any time. A vacancy in any office occurring because of death, resignation, removal or otherwise, may, but need not, be filled by the Managers.

Section 7.04 Action Without Meeting. Any matter that is to be voted on, consented to or approved by Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. A record shall be maintained by the Managers of each such action taken by written consent of a Member or Members.

Section 7.05 Informational Rights. In addition to the information required to be provided pursuant to ARTICLE X, the Managers shall keep the other Members reasonably informed on a timely basis of any material fact, information, litigation, employee relations or other matter that could reasonably be expected to have a material impact on the operations or financial position of the Company, including, but not limited to, any modification of any loan or other financing to the Company. The Managers shall provide all material information relating to the Company or the management or operation of the Company as any Member may reasonably request from time to time.

Section 7.06 Budget.

(a) The initial business plan and quarterly and annual budget for the Company through the Fiscal Year ending December 31, 2021 (the “Initial Budget”), shall be prepared within thirty (30) days of the Effective Date. The Budget shall include detailed capital and operating expense budgets, cash flow projections (which shall include amounts and due dates of all projected calls for Additional Capital Contributions) and profit and loss projections. The Managers shall operate the Company in accordance with the Initial Budget (the Initial Budget, as it may be updated or replaced in accordance with Section 7.06(b) is referred to herein as the “Budget”).

(b) At least sixty (60) days before the beginning of each Fiscal Year (commencing with the Fiscal Year ending 2021), the Managers shall prepare and submit to the Non-Managers proposed revisions (including any extensions thereof) to the Budget for such upcoming Fiscal Year. Not later than ten (10) days following its receipt of the proposed revisions, the Non-Managers must, by written notice to the Managers, either approve or disapprove the revised Budget. If the Non-Managers shall not have responded in writing to the proposed revisions prior to the end of such ten (10) day period, the Non-Managers will be deemed to have approved the revised Budget. If the Non-Managers disapproves of the proposed revisions, then the Members shall use good faith efforts to agree on a revised Budget. The Managers shall continue to operate the Company in accordance with the existing Budget until a revised Budget is approved by both Members.

Section 7.07 Other Activities; Business Opportunities. Nothing contained in this Agreement shall prevent any Member, including the Managers, or any of its Affiliates from engaging in any other activities or businesses, regardless of whether those activities or businesses are similar to or competitive with the Business. None of the Members nor any of their Affiliates shall be obligated to account to the Company or to the other Member for any profits or income earned or derived from other such activities or businesses. None of the Members nor any of their Affiliates shall be obligated to inform the Company or the other Member of any business opportunity of any type or description.

Section 7.08 Compensation and Reimbursement of Managers. The Managers shall not be compensated for their services as the Managers, but the Company shall reimburse the Managers for all ordinary, necessary and direct expenses incurred by the Managers on behalf of the Company in carrying out the Company’s business activities, including, without limitation, salaries of officers and employees of the Managers who are carrying out the Company’s business activities.

Section 7.09 Resignation of Managers. The Managers may resign. If either of the Managers resign, then the Member who appointed such resigning manager shall immediately appoint a replacement for the resigning manager.

Section 7.10 Special Operational Provisions. The Members agree that the Managers are authorized to cause the Company to enter into the following transactions with the Members (or their respective Affiliates) and/or do the following actions:

(a) The Company shall enter into a distribution agreement (the “Distribution Agreement”) with 92 Films, LLC (“92 Films”), negotiated in good faith, for all global rights to the film owned by 92 Films currently entitled Zero Contact formerly entitled 92 (the “Film”).

(b) The Company shall obtain a secured loan (the “Loan”) from CWI, which has agreed to make the Loan, for the total sum of Three Million United States Dollars ($3,000,000USD) at 6% annual interest to be repaid with revenues from the Company’s operations. All other terms of the Loan shall be negotiated in good faith.

(c) The Company and CWI will enter into a Technology Operating and Licensing Agreement (the “Technology Agreement”) whereby CWI will license to the Company the use of CWI’s NFT platform and all related rights to use said platform for a cost recovery fee of approximately $15,000 for the Film and, in the event the Company distributes any other films/television/media projects via NFTs, CWI shall receive an individual operating cost recovery fee that will be negotiated in good faith for each NFT separately that will be paid by the Company. All other terms of the Technology Agreement shall be negotiated in good faith.

(d) The Company and 92 Films shall create a public relations and marketing budget for the Film (the “Marketing Budget”) and the Company shall enter into separate public relations and marketing agreements (the “Marketing Agreements”) with each Member in exchange for the recovery of all costs incurred by the Members in conformance with the Marketing Budget, which costs shall be paid from the Company’s revenue.

Section 7.11 Subsequent Operational Provisions. In connection with the future operations of the Company, the Members agree to the following:

(a) The Company shall have an exclusive right of first refusal to distribute via NFTs all future films produced by EEI (itself or through an affiliated entity), who shall submit each subsequent film it produces and other film related offerings to the Company and the Parties will thereafter negotiate in good faith over the terms of the distribution of such future films.

(b) The Company shall have an exclusive right of first refusal to distribute via NFTs any and all entertainment offerings relating to movies and television shows in which CWI has any rights whatsoever, or any opportunities to become involved in any capacity. CWI shall be obligated to submit each such offering to the Company, and if Company decides to exercise this right, then the Parties will thereafter negotiate in good faith over the terms of the distribution of such offerings.

(c) The Company shall solicit for potential NFT distribution films, television shows, and entertainment related offerings (the “Entertainment Opportunities”) from other companies each of which will be subject to review, consideration and approval of a screening committee (the “Screening Committee”) to be formed by the Company, which will consist of representatives of the Members or designees of the Members. The Screening Committee shall determine whether NFT distribution is appropriate for the proposed Entertainment Opportunity, and, if so, shall determine which NFTs should be marketed. If the distribution agreement for the Entertainment Opportunity is not exclusive to NFTs, then EEI (or a separate affiliated entity) may, in its sole discretion, enter into an exclusive distribution agreement with the production company for the other distribution rights to the Entertainment Opportunity in an attempt to maximize a financial return across distribution channels; provided, however, in connection with entering into such distribution agreement, EEI shall ensure that a separate exclusive distribution agreement is entered into with the Company for such NFT distribution, unless the Screening Committee passes on the Entertainment Opportunity.

Section 7.12 Removal of Manager.

(a) Removal upon dissolution, retirement resignation or bankruptcy. A Manager shall be removed and cease to be a Manager of the Company upon the dissolution and winding up, voluntary retirement or resignation of the Manager, or upon the adjudication that the Manager is insolvent or bankrupt.

(b) Removal for Cause. A Manager may be removed at any time, but only for “cause” (as hereinafter defined). The removal of the Manager shall not affect the Manager’s rights as a Member and shall not constitute a withdrawal of that Member. For purpose of this Section, “cause” shall mean only the following:

(i) The failure of the Manager to observe or perform any material covenant, condition or agreement to be observed or performed by it under this Agreement for a period of sixty (60) calendar days after written notice from the other Members which specifies the failure and requests that it be remedied; provided, however, if the failure stated in the notice is of such a nature that it cannot be corrected with reasonable diligence within the applicable period, the time period for curing such default shall be automatically extended if corrective action is instituted by the Manager within the applicable period and is diligently pursued until the event of default is corrected; or

(ii) Proven fraud, dishonesty, bad faith, gross negligence, or recklessness by the Manager in the performance of any of its obligations hereunder.

(c) Effective Date of Resignation or Retirement of a Manager. Written notice of the date upon which resignation or retirement of the Manager shall become effective shall be given by the Manager to the Members at least thirty (30) calendar days before such date. Notwithstanding the foregoing sentence, the resignation and retirement of a Manager shall become effective immediately after the election by the Members of a new Manager even though the election is completed prior to the effective date of the resignation and retirement. If the Manager resigns, retires or is removed, its liability as Manager, if any, shall cease, and the Company promptly shall take all steps reasonably necessary to cause such cessation of liability.

(d) Replacing a Retired or Removed Manager. If a Manager resigns or is retired, or is removed pursuant to the terms of the Agreement, the Member having the right to appoint such Manager pursuant to Section 7.01 shall have the right to designate a replacement Manager.

ARTICLE VIII

Exculpation and Indemnification

Section 8.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, including the Managers; (ii) each officer, director, stockholder, partner, member, Affiliate, employee, agent or representative of each Member; and (iii) each Officer, employee, agent or representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her or its capacity as a Covered Person, so long as such action or omission does not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 8.02 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 8.03 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement, only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of:

(i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the Business of the Company; or

(ii) such Covered Person being or acting in connection with the Business of the Company as a member, stockholder, Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective Affiliates, or that such Covered Person is or was serving at the request of the Company as a member, manager, director, officer, employee or agent of any Person including the Company;

provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and within the scope of such Covered Person’s authority conferred on him or it by the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement by such Covered Person[, in each case as determined by a final, non-appealable order of a court of competent jurisdiction]. In connection with the foregoing, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, gross negligence, willful misconduct or a material breach or knowing violation of this Agreement.

(b) Control of Defense. Upon a Covered Person’s discovery of any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03, the Covered Person shall give prompt written notice to the Company of such claim, lawsuit or proceeding, provided, that the failure of the Covered Person to provide such notice shall not relieve the Company of any indemnification obligation under this Section 8.03, unless the Company shall have been materially prejudiced thereby. Subject to the approval of the disinterested Members, the Company shall be entitled to participate in or assume the defense of any such claim, lawsuit or proceeding at its own expense. After notice from the Company to the Covered Person of its election to assume the defense of any such claim, lawsuit or proceeding, the Company shall not be liable to the Covered Person under this Agreement or otherwise for any legal or other expenses subsequently incurred by the Covered Person in connection with investigating, preparing to defend or defending any such claim, lawsuit or other proceeding. If the Company does not elect (or fails to elect) to assume the defense of any such claim, lawsuit or proceeding, the Covered Person shall have the right to assume the defense of such claim, lawsuit or proceeding as it deems appropriate, but it shall not settle any such claim, lawsuit or proceeding without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Reimbursement. The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 8.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 8.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(d) Entitlement to Indemnity. The indemnification provided by this Section 8.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 8.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 8.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(e) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Managers may reasonably determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(f) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 8.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(g) Savings Clause. If this Section 8.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 8.03 to the fullest extent permitted by any applicable portion of this Section 8.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(h) Amendment. The provisions of this Section 8.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 8.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 8.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 8.04 Survival. The provisions of this ARTICLE VIII shall survive the dissolution, liquidation, winding up and termination of the Company.

ARTICLE IX

Transfer

Section 9.01 Restrictions on Transfer.

(a) Except as otherwise provided in this ARTICLE IX, no Member shall Transfer all or any portion of its Membership Interest in the Company without the written consent of the other Member (which consent may be granted or withheld in the sole discretion of the other Member). No Transfer of Membership Interests to a Person not already a Member of the Company shall be deemed completed until the prospective Transferee is admitted as a Member of the Company in accordance with Section 4.01(b) hereof.

(b) Notwithstanding any other provision of this Agreement (including Section 9.02), each Member agrees that it will not Transfer all or any portion of its Membership Interest in the Company, and the Company agrees that it shall not issue any Membership Interests:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue-sky laws, and then, with respect to a Transfer of Membership Interests, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause the Company to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vi) if such Transfer or issuance would cause the assets of the Company to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company.

(c) Any Transfer or attempted Transfer of any Membership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Membership Interest for all purposes of this Agreement.

(d) For the avoidance of doubt, any Transfer of a Membership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 9.02 Permitted Transfers. The provisions of Section 9.01(a) shall not apply to any Transfer by any Member of all or any portion of its Membership Interest to its Affiliate, who was an Affiliate as of the date of the execution of this Agreement which are Enderby Entertainment Canada, Inc for EEI and CurrencyWorks Inc. for CWI.

Section 9.03 Option to Purchase Upon Specified Events

(a) Option Events. Upon the occurrence of any of the following events (each referred to hereinafter as an “Option Event”) affecting a Member (the “Affected Holder”), the Company and the unaffected Members (each, an “Unaffected Member”) shall have the option to purchase the amount of Membership Interests of such Affected Holder as described in Section 9.03(b), for the price and upon the terms set forth in Section 9.03(c) – (e):

(i) The Bankruptcy of a Member, which is not terminated within ninety (90) days after its commencement.

(ii) A general assignment for the benefit of the creditors of a Member.

(iii) A levy upon the Membership Interests of a Member pursuant to a writ of execution or subject to the authority of any governmental entity, which levy is not removed within thirty (30) days and only to extent of the Membership Interests subject to the levy.

(iv) A Termination for Cause of a Member, or, in the event, grounds existed for a Termination for Cause.

(b) Exercise of Option. The Affected Holder or his or her legal representative shall give written notice to the Company and the Unaffected Members immediately upon the occurrence of an Option Event and in no event more than ten (10) days after the occurrence of such Option Event or the appointment of a bankruptcy trustee, receiver or other legal representative for such Affected Holder, whichever shall last occur (the “Option Event Notice”). Upon receipt of the Option Event Notice and for a period of 180 days thereafter, the Company shall have the first option to purchase all or any portion of the Membership Interests of the Affected Holder subject to repurchase pursuant to Section 9.03. Within 30 days after the receipt of such notice from the Company, any of the Unaffected Members desiring to acquire any part or all of said Membership Interests (“Purchasing Members”) shall deliver to the Company a written election to purchase said Membership Interests, or a specified number thereof (each, an “Election Notice”). If the total amount of Membership Interests specified in the Election Notices exceeds the amount of Membership Interests to be transferred, each such Purchasing Member shall have priority, up to the amount of Membership Interests specified in his, her or its Election Notice, to purchase such proportion of the Membership Interests to be transferred as the portion of the Membership Interests which he or she holds bears to the total amount of the Membership Interests held by all Purchasing Members. In the event that there are Membership Interests remaining after the application of the above formula, the remaining Membership Interests shall be distributed among the Purchasing Members who have not received the amount of Membership Interests specified in their Election Notices, in the proportion that the amount of Membership Interests specified in each individual Purchasing Member’s Election Notice, less the amount of Membership Interests allocated to that Purchasing Member under the above formula, bears to the total amount of Membership Interests in all such Election Notices, less all Membership Interests allocated to Purchasing Members under the above formula.

(c) Notice of Exercise of Option. If the Company and/or the Unaffected Member(s) elect to purchase any Membership Interests of the Affected Holder, the Company shall give written notice of such election, setting forth the amount of such Membership Interests to be purchased by each party, by giving written notice of such election to the Affected Holder and, if applicable, his receiver or trustee in bankruptcy, the creditor who secured a levy upon the Affected Holder’s assets, his legal representative, or other transferee as the case may be (the “Purchase Notice”).

(d) Purchase Price. The purchase price to be paid by the Company and/or Purchasing Members upon the exercise of any option to purchase Membership Interests under this Section 9.03, shall equal the percentage of all Membership Interests in the Company, represented by such Membership Interests, multiplied by 50% of the Fair Market Value calculated as of the last day of the month prior to the Option Event.

(e) Payment of the Purchase Price. Within thirty (30) days following delivery of the Purchase Notice, the Company and/or Purchasing Members shall, deliver to the Affected Holder, cash in an amount equal to Twenty-Five (25%) of the purchase price, together with a Seller Note representing Seventy Five Percent (75%) of the purchase price.

(f) No Voting. To the extent the Membership Interests of the Affected Member have voting rights, such voting rights shall not be effective after the date of the Option Event.

ARTICLE X

Accounting; Tax Matters

Section 10.01 Financial Statements. The Company shall furnish to each Member the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Managers, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 10.02 Inspection Rights. Upon reasonable notice from a Member, the Company shall afford such Member and its Representatives access during normal business hours to (i) the Company’s principal office; (ii) the corporate, financial and similar records, reports and documents of the Company, including all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members (including the Managers), and to permit each Member and its Representatives to examine such documents and make copies thereof or extracts therefrom; and (iii) any Officers, senior employees and accountants of the Company, and to afford each Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company with such Officers, senior employees and accountants (and the Company hereby authorizes such employees and accountants to discuss with such Member and its Representatives such affairs, finances and accounts); provided that (x) the requesting Member shall bear its own expenses and all reasonable expenses incurred by the Company in connection with any inspection or examination requested by such Member pursuant to this Section 10.02 and (y) if the Company provides or makes available any report or written analysis for any Member pursuant to this Section 10.02, it shall promptly provide or make available such report or analysis to or for the other Member.

Section 10.03 Income Tax Status. It is the intent of this Company and the Members that this Company shall be treated as a partnership for U.S., federal, state and local income tax purposes. Neither the Company nor any Member shall make an election for the Company to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.04 Tax Matters Representative.

(a) Appointment. The Members hereby appoint the Managers as the “partnership representative” as provided in Code Section 6223(a) (the “Tax Matters Representative”) and the Managers are hereby authorized as the sole person authorized to act on behalf of the Tax Matters Representative in US federal tax audits and proceedings.

(b) Tax Examinations and Audits. The Tax Matters Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Tax Matters Representative shall have sole authority to act on behalf of the Company in any such examinations and any resulting administrative or judicial proceedings, and shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority.

(c) US Federal Tax Proceedings. To the extent permitted by applicable law and regulations, the Tax Matters Representative shall cause the Company to annually elect out of the partnership audit procedures set forth in Subchapter C of Chapter 63 of the Code as amended by the BBA (the “Revised Partnership Audit Rules”) pursuant to Code Section 6221(b). For any year in which applicable law and regulations do not permit the Company to elect out of the Revised Partnership Audit Rules, then within forty-five (45) days of any notice of final partnership adjustment, the Tax Matters Representative shall cause the Company to elect the alternative procedure under Code Section 6226, and furnish to the Internal Revenue Service and each Member during the year or years to which the notice of final partnership adjustment relates a statement of the Member’s share of any adjustment set forth in the notice of final partnership adjustment.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes and any taxes imposed pursuant to Code Section 6226) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 6.02(d).

(e) Section 754. The Tax Matters Representative will make an election under Code Section 754, if requested in writing by another Member.

(f) Indemnification. The Company shall defend, indemnify, and hold harmless the Tax Matters Representative against any and all liabilities sustained as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Representative, so long as such act or decision was done or made in good faith and does not constitute gross negligence or willful misconduct.

Section 10.05 Tax Returns. At the expense of the Company, the Managers (or any Officer that it may designate pursuant to Section 7.03) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Managers or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, IRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 10.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Managers, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Managers. The funds of the Company shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Managers may designate.

ARTICLE XI

Dissolution and Liquidation

Section 11.01 Events of Dissolution. The Company shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a) The determination of the Members to dissolve the Company;

(b) The Bankruptcy of a Member, unless within ten (10) days after the occurrence of such Bankruptcy, the other Member agrees in writing to continue the business of the Company;

(c) At the election of a non-defaulting Member, in its sole discretion, if the other Member breaches any material covenant, duty or obligation under this Agreement (including a Member’s obligation to make Additional Capital Contributions pursuant to Section 3.02), which breach remains uncured for five (5) days after written notice of such breach was received by the defaulting Member;

(d) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(e) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 11.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 11.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 11.03and the Certificate of Formation shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation. If the Company is dissolved pursuant to Section 11.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. The Managers shall act as liquidator to wind up the Company (the “Liquidator”), unless the Company is being dissolved pursuant to Section 11.01(b) or Section 11.01(c) based on the Bankruptcy or a breach by the Managers, in which case the Liquidator shall be the Non-Managers. The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) first, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company;

(iii) third, to the Members in accordance with the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year of the Company during which the liquidation of the Company occurs; and

(iv) fourth, to the Members equally on a 50%/50% and not in accordance with their respective Membership Interests.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 11.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Company the Liquidator reasonably determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, upon unanimous consent of the Members, distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed will be valued at its Fair Market Value, as determined by the Liquidator in good faith.

Section 11.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Company as provided in Section 11.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 11.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 8.03.

Section 11.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Member.

ARTICLE XII

Miscellaneous

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 12.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 12.03 Confidentiality.

(a) Each Member acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the other Members, and their respective Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements and other information, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents that the Company, such Member or such Affiliate, as applicable, treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Member acknowledges that: (i) the Company, the other Member and their respective Affiliates, as applicable, have invested, and continue to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company, the other Member and their respective Affiliates, as applicable, with a competitive advantage over others in the marketplace; and (iii) the Company, the other Member or their respective Affiliates, as applicable, would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which the Company, any Member or their respective Affiliates, as applicable, is subject, neither the Company nor any Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Member monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of the Company, the other Member or its Affiliates, of which the Company or such Member is or becomes aware. The Company and each Member in possession of Confidential Information of the Company, the other Member or its Affiliates, as applicable, shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 12.03(a) shall prevent any Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to the other Member; (vi) to such Member’s Representatives who, in the reasonable judgment of such Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.03 as if a Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Membership Interests from such Member, as long as such Transferee agrees to be bound by the provisions of this Section 12.03 as if a Member; provided, that in the case of clause (i), (ii) or (iii), such Member shall notify the Company and other Member of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Member) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 12.03(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Member in violation of this Agreement; (ii) is or has been independently developed or conceived by such Member without use of Confidential Information; or (iii) becomes available to such Member or any of its Representatives on a non-confidential basis from a source other than the Company, the other Member or any of their respective Representatives, provided, that such source is not known by the receiving Member to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Member under this Section 12.03 shall survive (i) the termination, dissolution, liquidation and winding up of the Company, (ii) the withdrawal of such Member from the Company, and (iii) such Member’s Transfer of its Membership Interests.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to the Company:	561 Indiana Court Los Angeles, CA 90291 Telephone: 403-681-2549 E-mail: swapan.kakumanu@currencyworks.io Attention: Swapan Kakumanu, Manager
If to EEI:	9440 Santa Monica Boulevard, Suite 301 Beverly Hills, CA 90210 Telephone: 818-269-3292 E-mail: rickd@enderbyentertainment.com Attention: Rick Dugdale, CEO
If to CWI:	561 Indiana Court Los Angeles, CA 90291 Telephone: 310-658-4413 E-mail: cameron@businessinstincts.com Attention: Cameron Chell, Chairman

Section 12.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 8.03(g), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement, together with the Certificate of Formation and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 12.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may not be assigned by any Member except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void.

Section 12.09 No Third-Party Beneficiaries. Except as provided in ARTICLE VIII, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by both of the Members. Any such written amendment or modification will be binding upon the Company and each Member. Notwithstanding the foregoing, amendments to Schedule A that are necessary to reflect any new issuance, redemption, repurchase or Transfer of Membership Interests in accordance with this Agreement may be made by the Managers without the consent of or execution by the Members.

Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 12.01 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 12.14 hereof.

Section 12.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.13 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in the Superior Court of the State of Delaware), so long as one of such courts shall have subject-matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 12.04 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 12.14 Waiver of Jury Trial. Each party hereto hereby acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 12.15 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.16 Attorneys’ Fees. In the event that any party hereto institutes any legal suit, action or proceeding, including arbitration, against another party in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action or proceeding shall be entitled to receive, in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 12.17 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 8.02 to the contrary.

Section 12.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY

/s/ Don Monaco
Don Monaco, Manager

/s/ Swapan Kakumanu
Swapan Kakumanu, Manager

MEMBERS

ENDERBY ENTERTAINMENT, INC.

/s/ Rick Dugdale
Rick Dugdale, CEO

CURRENCYWORKS USA, INC.

/s/ Cameron Chell
Cameron Chell, Chairman

Exhibit A

FORM OF JOINDER AGREEMENT

Reference is hereby made to the Limited Liability Company Agreement, dated [DATE], as amended from time to time (the “LLC Agreement”), among Enderby Entertainment, Inc., a California corporation whose principal place of business is 9440 Santa Monica Boulevard, Suite 301, Beverly Hills, California 90210 (“EEI”), and CurrencyWorks, USA Inc., a Nevada corporation whose principal place of business is 561 Indiana Court, Los Angeles, CA 90291 (“CWI”), and [NAME OF COMPANY], a company organized under the laws of Delaware (the “Company”). Pursuant to and in accordance with Section 4.01(b) of the LLC Agreement, the undersigned hereby acknowledges that it has received and reviewed a complete copy of the LLC Agreement and agrees that upon execution of this Joinder, such Person shall become a party to the LLC Agreement and shall be fully bound by, and subject to, all of the covenants, terms, and conditions of the LLC Agreement as though an original party thereto and shall be deemed, and is hereby admitted as, a Member for all purposes thereof and entitled to all the rights incidental thereto, and shall hold the status of membership in the Company.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the LLC Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

NEW MEMBER

By
Name:
Title:

Schedule A

MEMBERS SCHEDULE

Member Name and Address	Membership Interest	Initial Capital Contribution
Enderby Entertainment, Inc. 9440 Santa Monica Boulevard, Suite 301 Beverly Hills, California 90210	49%	$4,900.00
CurrencyWorks USA, Inc. 561 Indiana Court Los Angeles, CA 90291	51%	$5,100.00
Total:	100%	$10,000.00

Schedule B

DESIGNATED MANAGERS

●	Pursuant to Article 7.01, Enderby Entertainment, Inc., designates Don Monaco as manager of the Company.

●	Pursuant to Article 7.01, CurrencyWorks USA, Inc., designates Swapan Kakumanu as manager of the Company.

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